Exhibit 99.1

March 7, 2003

TETRA TECH COMPLETES

FOSTER WHEELER ENVIRONMENTAL ACQUISITION

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK) and Foster Wheeler Ltd. (NYSE: FWC) announced today that the acquisition of substantially all of the assets of Foster Wheeler Environmental Corporation has closed.  The purchase price was $80 million in cash, subject to net asset value and other adjustments.

Foster Wheeler Environmental Corporation’s former business will now operate under the name Tetra Tech FW, Inc.  Tetra Tech FW specializes in providing environmental management services to the Federal government, which accounted for over 80% of its revenue last year.  In addition, Tetra Tech FW provides hazardous and nuclear waste management, and other engineering and technical services to solve complex problems for government and commercial clients.

Tetra Tech’s CEO, Li-San Hwang, stated, “This acquisition will expand our lines of services offered to existing customers, especially Federal government agencies, and will enable us to attract new customers.  We believe that this acquisition is a win/win for Foster Wheeler Ltd and Tetra Tech, and we are pleased to welcome all 1,600 new associates into our family.”

Tetra Tech (www.tetratech.com) is a leading provider of consulting, engineering and technical services.  With more than 8,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, construction management, and operations and maintenance.

TETRA TECH CONTACT: Li-San Hwang, CEO or Mike Bieber, Investor Relations (626) 351-4664

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning Tetra Tech’s fiscal 2003 financial and business prospects.  The statements, which represent Tetra Tech’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  These include risks associated with its acquisition strategy; fluctuations in its quarterly operating results and stock price; the impact of downturns in the financial markets on its clients; management of its growth strategy; credit risks associated with commercial clients; the consolidation of its client base; loss of key personnel or its inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audit of its contracts with governmental agencies; losses under fixed-price contracts or termination of contracts at the client’s discretion; backlog cancellation or adjustment; inability to find qualified subcontractors; competition in its industry; risks of professional and other liabilities; conflict of interest issues; foreign currency fluctuations; and other uncertainties or risks reported from time to time in Tetra Tech’s reports to the Securities and Exchange Commission, including those under the heading “Risk Factors” in its Form 10-Q for the fiscal quarter ended December 29, 2002.  Tetra Tech undertakes no duty to update the Forward-Looking Statements.